UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6830 Old Dominion Drive

McLean, Virginia 22101

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (434) 973-5242

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

EXPLANATORY NOTE

On December 4, 2009, Southern National Bancorp of Virginia, Inc. (“SNBV”) filed a Current Report on Form 8-K to report that its wholly owned subsidiary, Sonabank (“Sonabank” or the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to which Sonabank assumed all of the deposits, all of the borrowings, and substantially all of the assets of Greater Atlantic Bank (“Greater Atlantic”), a commercial bank headquartered in Reston, Virginia (the “Greater Atlantic acquisition”). This amendment is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01. In accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”) and a request for relief submitted to the Securities and Exchange Commission in accordance therewith, SNBV has omitted certain financial information of Greater Atlantic required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the Greater Atlantic acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction. Pro forma financial statements as required under Article 11 of Regulation S-X have been omitted because they are not meaningful.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Effective December 4, 2009, Sonabank assumed certain deposits and liabilities and acquired certain assets of Greater Atlantic from the FDIC as receiver for Greater Atlantic Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on December 4, 2009 (the “Agreement”). On December 5, 2009, the former Greater Atlantic offices, located in Reston, New Market, Front Royal and South Riding, Virginia and Rockville, Maryland opened as Sonabank branches.

Under the terms of the Agreement, the Bank acquired substantially all of the assets of Greater Atlantic Bank, including all loans, and assumed substantially all of its liabilities, including the insured and uninsured deposits. Based on the closing with the FDIC as of December 4, 2009, the Bank (a) acquired at fair value $113.6 million in loans, $1.0 million in foreclosed assets, $28.1 million in securities available-for-sale and $73.0 million in cash and other assets, and (b) assumed at fair value $178.7 million in deposits, $25.4 million in borrowings and $407 thousand in other liabilities and recorded a deferred tax liability of $3.8 million. The Bank also recorded a core deposit intangible asset in the amount of $1.2 million and recorded a pre-tax gain on the transaction of $11.2 million. In connection with the Greater Atlantic acquisition, the FDIC made a cash payment to the Bank of approximately $27.0 million. The foregoing amounts are estimates and subject to adjustment based upon final settlement with the FDIC. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Greater Atlantic not assumed by the Bank and certain other types of claims listed in the Agreement.

The Bank paid no cash or other consideration to acquire Greater Atlantic Bank. As part of the Greater Atlantic acquisition, the Bank and the FDIC entered into a loss sharing agreement (the “loss sharing agreement”) on approximately $143.4 million (cost basis) of Greater Atlantic Bank’s assets. The Bank will share in the losses on the loans and foreclosed loan collateral with the FDIC as specified in the loss sharing agreement; we refer to these assets collectively as

“covered assets.” Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse the Bank for 80% of losses of up to $19 million with respect to the covered assets. The FDIC will reimburse the Bank for 95% of losses in excess of $19 million with respect to the covered assets. The Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid the Bank 80% reimbursement under the loss sharing agreement, and for 95% of recoveries with respect to losses for which the FDIC paid the Bank 95% reimbursement under the loss sharing agreement.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which, including the loss sharing agreement, was previously filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on December 4, 2009, the Bank acquired certain assets and assumed certain liabilities of Greater Atlantic Bank pursuant to the Agreement. A significant element of the Greater Atlantic acquisition is the loss sharing agreement between the Bank and the FDIC. Under the loss sharing agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans and other real estate owned. We refer to the acquired assets subject to the loss sharing agreement collectively as “covered assets.” Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $19 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $19 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the December 4, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

The Greater Atlantic acquisition has been accounted for under the acquisition method of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date. The application of the acquisition method of accounting resulted in a gain of $11.2 million, or $7.4 million after tax. Such gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed including the fair value of the FDIC indemnification asset.

Financial Condition

The transaction resulted in significant increases in SNBV’s assets, liabilities and stockholders’ equity.

Securities Available-for-sale

We acquired $28.1 million of investment securities at estimated fair market value in the Greater Atlantic acquisition. A week later we sold $14.4 million of those securities (mostly odd lot and other securities not meeting our investment criteria) at a net loss of $388 thousand which was reflected as an adjustment to fair value and included in the computation of the gain on the acquisition. We retained the SBA guaranteed loan pools.

The following table presents the composition of the investment portfolio acquired at December 4, 2009 (in thousands):

Fair Value
Residential government-sponsored mortgage-backed securities	$8,734
Residential government-sponsored collateralized mortgage obligations	2,357
SBA guaranteed loan pools	13,597
Other securities	3,363

Total securities available-for-sale	$28,051

The following table presents a summary of yields and contractual maturities of the securities available-for-sale acquired at December 4, 2009 (in thousands). Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Fair Value	Contractual Average Rate
Residential government-sponsored mortgage-backed securities
Due after one year through five years	$27	9.00%
Due after ten years	8,707	3.80%

Total residential government-sponsored mortgage-backed securities	8,734	3.81%

Residential government-sponsored collateralized mortgage obligations
Due after ten years	2,357	1.66%

SBA guaranteed loan pools
Due after one year through five years	272	4.38%
Due after one year through five years	1,679	3.12%
Due after ten years	11,646	3.55%

Total SBA guaranteed loan pools	13,597	3.51%

Other securities
Due after one year through five years	2,793	1.02%
Due after ten years	570	0.83%

Total other securities	3,363	0.98%

Total securities available-for-sale	$28,051	3.14%

Covered loans

A summary of covered loans acquired in the Greater Atlantic Bank acquisition as of December 4, 2009 and the related discounts is as follows (in thousands):

	Credit Impaired Loans	Other Loans	Total Loans
Commercial loans	$1,876	$3,569	$5,445
Commercial real estate loans	3,050	29,052	32,102
Construction and land loans	5,649	402	6,051
Consumer loans	—	70	70
Home equity lines of credit	—	56,700	56,700
Residential real estate loans	—	41,218	41,218

Total loans (at contract)	$10,575	$131,011	$141,586

Total discount (resulting from acquisition date fair value adjustments)	(4,329)	(23,693)	(28,022)

Net loans (at fair value)	$6,246	$107,318	$113,564

Weighted average remaining contractual life in years	—	15.8	14.9

We refer to the loans acquired in the Greater Atlantic acquisition as “covered loans” as we will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss sharing agreement. At the December 4, 2009 acquisition date, we estimated the fair value of the Greater Atlantic loan portfolio at $113.6 million, which represents the expected cash flows from the portfolio discounted at a market-based rate. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) totals $12.1 million and is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference totals $15.9 million and represents an estimate of the credit risk in the Greater Atlantic loan portfolio at the acquisition date.

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination and it is probable, at the date of acquisition, that SNBV will not collect all contractually required principal and interest payments. Generally, acquired loans that meet SNBV’s definition for nonaccrual status fall within the definition of credit-impaired covered loans.

Loan Interest Rate Sensitivity

The following table presents the interest rate sensitivity analysis with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of December 4, 2009. The amounts shown in the table are unpaid contractual balances.

	Repricing or Maturing in
	1 year or less	Over 1 through 5 years	Over 5 years	Total
Loan Category:
Real estate*	$91,455	$18,543	$26,126	$136,124
Commercial	3,632	1,830	—	5,462

Total	$95,087	$20,373	$26,126	$141,586

		Fixed Rate	Floating Rate	Total
Due after 1 year
Real estate*		$34,461	$10,208	$44,669
Commercial		1,407	423	1,830

Total		$35,868	$10,631	$46,499

*	Includes consumer loans

The loan portfolio has a weighted-average expected life of 14.9 years and a weighted-average coupon interest rate of 4.35%. The expected life may be shorter or longer depending on loan prepayments and the timing of resolution of credit-impaired loans. The average interest rate is expected to be higher due to accretion of discount.

Asset Quality

A summary of nonperforming assets covered by the loss sharing agreement at December 4, 2009 follows (in thousands):

Fair Value
Covered loans past due 90 days or more and still accruing	$—
Covered nonaccrual loans	6,246
Covered OREO	989

Total covered nonperforming assets	$7,235

Nonperforming assets to total acquired assets	3.36%

Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $19 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $19 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the December 4, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date. The loss sharing agreement significantly reduces our exposure to credit loss.

FDIC Indemnification Asset

A significant element of the Greater Atlantic acquisition is the loss sharing agreement between the Bank and the FDIC. Under the loss sharing agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans and other real estate owned. We refer to the acquired assets subject to the loss sharing agreement collectively as “covered assets.” Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $19 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $19 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the December 4, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

We established the FDIC indemnification asset valued at $19.4 million, which represents the present value of the estimated losses on covered assets to be reimbursed by the FDIC. In some cases the FDIC indemnification agreement may be terminated on a loan by loan basis if the Bank renews or extends individual loans. The FDIC indemnification asset will be reduced as losses are recognized on covered assets and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans and other real estate owned under loss sharing agreements with the FDIC are reported exclusive of the estimated FDIC indemnification asset. The covered loans acquired in the Greater Atlantic transaction are and will continue to be subject to our internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the December 4, 2009 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for loan losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase to the FDIC indemnification asset.

Core Deposit Intangible

The estimated fair value of the core deposit intangible assets in the amount of $1.2 million was based on an independent valuation prepared by a qualified third party. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of the deposit relationships. Based on this valuation, the core deposit intangible asset will be amortized on an accelerated basis over its estimated life, which was determined to be 10 years. The estimated amortization expense follows (in thousands):

Estimated Amortization Expense
2010	$201
2011	176
2012	155
2013	136
2014	120
Thereafter	417

$1,205

Deposits

The Greater Atlantic acquisition increased our deposits by $178.7 million at December 4, 2009. The following table presents a summary of the deposits acquired and the interest rates in effect at the acquisition date (dollars in thousands):

	Amount	Interest Rate
Noninterest-bearing deposits	$9,168	0.00%
Interest-bearing deposits:
Savings accounts	1,709	0.51%
Money market accounts	39,733	1.38%
NOW accounts	9,115	0.55%
Time deposits	118,855	2.40%
Time deposit fair value adjustment	96

Total deposits (at fair value)	$178,676

Time deposits of $100 thousand or more totaled $49.1 million, and there were no brokered deposits at December 4, 2009.

At December 4, 2009, scheduled maturities of time deposits were as follows (in thousands):

Amount
3 months or less	$45,573
Over 3 months through 6 months	22,426
Over 6 months through 12 months	30,636
Over 12 months	20,220

Total	$118,855

Borrowings

The FHLB advances acquired at December 4, 2009, were convertible callable advances with a fair value of $25.4 million. The advances had maturities ranging from January 2010 through May 2010 and a weighted average interest rate of 5.92%. We repaid the advances with a prepayment penalty on December 9, 2009, and the penalty was reflected in the fair value of the advances.

Stockholders’ Equity and Regulatory Capital

The acquisition has been accounted for under the acquisition method (formerly the purchase method) of accounting. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the December 4, 2009 acquisition date. Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date. The application of the acquisition method of accounting resulted in a net after-tax gain of $7.4 million, which increased our stockholders’ equity. A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the net gain follows (in thousands):

Assets
Cash and cash equivalents	$50,213
Securities available-for-sale	28,051
Covered loans	113,564
Federal Home Loan Bank stock	1,513
Covered other real estate owned	989
Core deposit intangible	1,205
FDIC indemnification asset	19,408
Other assets	657

Total assets acquired	$215,600

Liabilities
Deposits	$178,676
FHLB Advances	25,357
Other liabilities	407
Deferred tax liability	3,794

Total liabilities	$208,234

Net assets acquired	$7,366

The net gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed and is influenced significantly by the FDIC-assisted transaction process. Under the FDIC-assisted transaction process, only certain assets and liabilities are transferred to the acquirer, and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer. In the Greater Atlantic acquisition net liabilities of $6.2 million at the FDIC cost basis were transferred to us and the FDIC made a cash payment to us of $27.0 million.

The $7.4 million net gain from the Greater Atlantic acquisition increased SNBV’s and the Bank’s regulatory capital. The regulatory capital guidelines and the actual capital ratios for Sonabank and SNBV as of December 31, 2009, are as follows:

	Minimum Regulatory Requirements	Actual
	Well Capitalized	Sonabank	SNBV
Tier 1 leverage capital ratio	5.00%	16.68%	17.37%
Tier 1 risk-based capital ratio	6.00%	16.55%	17.23%
Total risk-based capital	10.00%	17.57%	18.25%

Operating Results and Cash Flow

The operations of Greater Atlantic Bank are included in our operating results from December 4, 2009. Such operating results do not include (a) any loan or other real estate owned losses because of the FDIC loss sharing agreement and (b) are not necessarily indicative of future operating results. A portion of the discount related to the covered loans will be accreted to interest income as payments are received on the loans. The amount and timing of such discount accretion is dependent on our collection and loan workout efforts.

The covered loans acquired in the Greater Atlantic transaction are and will continue to be subject to our internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the December 4, 2009 acquisition date, such deterioration will be measured through our loss reserving methodology and a provision for credit losses will be charged to earnings with a partially offsetting noninterest income item reflecting the increase in the FDIC indemnification asset.

We expect that the interest-earning assets acquired and the interest-bearing liabilities assumed will have an immediate positive impact on our net interest margin.

The core deposit intangible asset in the amount of $1.2 million will be amortized on an accelerated basis over its estimated life, which was determined to be 10 years. The estimated amortization expense follows (in thousands):

Estimated Amortization Expense
2010	$201
2011	176
2012	155
2013	136
2014	120
Thereafter	417

$1,205

The loss sharing agreement with the FDIC significantly reduces our exposure to credit loss on covered loans and other real estate owned. Under the terms of the loss sharing agreement with the FDIC, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $19 million of losses on the covered assets and absorb 95% of losses and share in 95% of loss recoveries with respect to losses exceeding $19 million. The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the December 4, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

Our cash flows will be impacted by the Greater Atlantic acquisition and the related loss sharing agreement. It is likely that a significant amount of covered loans not showing evidence of credit deterioration at acquisition will (a) experience inadequate cash flows and collateral values to support loan repayment and/or (b) default. In such situations, our interest income will be reduced causing a lower level of cash flow. In addition, we may charge off all or portions of such loans further reducing our cash flow. As indicated above, however, the loss sharing agreement with the FDIC extends up to 10 years. During this time period, changing economic conditions along with our efforts to collect and resolve covered loans will cause cash flows from the covered loan portfolio to be uneven and difficult to estimate.

This was not simply a financial transaction but an opportunity to broaden and deepen our deposit franchise. Greater Atlantic’s branches in Rockville, Front Royal, New Market and South Riding have been integrated into the Sonabank branch system. The Greater Atlantic branch in Reston has been combined into Sonabank’s existing Reston branch which is less than two miles away.

Liquidity

At the December 4, 2009 acquisition date, we acquired $50.2 million in cash and cash equivalents and $28.1million in securities available-for-sale, of which $14.4 million were sold in December 2009. The acquired cash will be used to manage deposit flows, for new loan originations, and for operating cash needs.

Sonabank has a secured line of credit with the FHLB of Atlanta in the amount of $80.7 million, of which $50.7 million was available as of December 31, 2009. This line of credit does not yet reflect certain assets acquired from Greater Atlantic which may be eligible to be pledged and which we believe will increase the Bank’s borrowing capacity.

Forward-Looking Information

This Report on Form 8-K/A contains certain forward-looking information about SNBV and its subsidiaries, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of SNBV. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under (a) both Item 1A. Risk Factors in Part I and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SNBV’s Annual Report on Form 10-K for the year ended December 31, 2008 and (b) Item 1A. Risk Factors in Part II, Other Information in SNBV’s quarterly report on Form 10-Q for the quarter ended September 30, 2009.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a):

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at December 4, 2009

Notes to Statement of Assets Acquired and Liabilities Assumed

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of Crowe Horwath LLP
99.2	Report of Independent Registered Public Accounting Firm
Statement of Assets Acquired and Liabilities Assumed at December 4, 2009
Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Date: February 16, 2010
	By:	/s/ William H. Lagos
Name: William H. Lagos
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Crowe Horwath LLP
99.2	Audited statement of assets acquired and liabilities assumed at December 4, 2009.